                                 EXHIBIT C-12
                               CREDIT AGREEMENT

                               CREDIT AGREEMENT


                                BY AND BETWEEN


                            PMC INTERNATIONAL, INC.


                                      AND


                          THE ZIEGLER COMPANIES, INC.




                         DATED AS OF NOVEMBER 3, 1998

                               CREDIT AGREEMENT


     THIS CREDIT AGREEMENT, dated as of November 3, 1998 (the "Agreement"), is by and between PMC INTERNATIONAL, INC. (the "Borrower") and THE ZIEGLER COMPANIES, INC. (the "Lender").


                                R E C I T A L S

     WHEREAS, Borrower has requested that the Lender provide a total of up to $3,500,000 in revolving credit loans for the purposes hereinafter set forth; and

     WHEREAS, the Lender has agreed to make the requested loans available to Borrower on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                CREDIT FACILITY

     1.1  Credit Facility.  From time to time prior to March 31, 1999 or the
          ---------------
earlier termination in full of the Lender's obligation to make Loans hereunder (in either case, the "Termination Date"), and subject to all of the terms, conditions and limitations hereof, the Lender agrees to make revolving credit loans (each a "Loan" and collectively, the "Loans")in an aggregate principal amount not to exceed THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,000) (the "Maximum Amount"). Within such Maximum Amount, Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. All Loans hereunder shall be evidenced by the Note. Although the Note shall be expressed to be payable in the full Maximum Amount, Borrower shall be obligated to pay only the amounts actually disbursed hereunder, together with accrued interest on the outstanding balance at the rates and on and the dates specified herein and such other fees and charges provided for herein.

     1.2  Interest Rate.  (a) Except as otherwise provided herein, the unpaid
          -------------
balance of the Note will bear interest from and including the date of disbursement until paid in full (both before and after judgment) at a variable rate equal to the prime rate as published in the Wall Street Journal (Midwest
                                                 -------------------
Edition) and the rate of interest thereunder shall change with each change in such variable rate. Borrower promises to pay interest accrued on the unpaid principal balance of the Note in like money and funds on the Termination Date.

     (b) While any Event of Default has occurred and is continuing, Borrower will, upon demand of the Lender, pay interest during the continuance of the Event of Default at a per annum rate equal to two percentage points in excess of the rate of interest specified above on the unpaid balance of the Note.

     (c) Interest will be computed on the basis of actual days elapsed and a year of 360 days.

     1.3  Procedure for Borrowing.  (a)  Borrower will request a Loan hereunder
          -----------------------
by written notice delivered in person, by United States mail, by reputable overnight courier or by facsimile transmission, which notices will be irrevocable, to the Lender not later than 12:00 p.m., Milwaukee time, on the proposed Borrowing Date. Each such request will be effective upon receipt by the Lender and will specify (i) the amount of the requested Loan and (ii) the proposed Borrowing Date. Upon its receipt of such notice from Borrower, the Lender will make a Loan to Borrower in such amount and on such Borrowing Date as are specified in the borrowing notice.

     (b) Loans may be prepaid at the option of Borrower in whole or in part at any time without premium or penalty. Each prepayment of a Loan shall be in a minimum amount of $50,000 and in integral multiples of $50,000 above such minimum. All prepayments of a Loan shall be accompanied by interest accrued on the amount prepaid through the date of prepayment.

     (c) Borrower shall have the right, upon five (5) days' prior written notice to the Lender, to reduce in part the Loan; provided, however, that each partial reduction of the Loan shall be in the amount of $500,000 or an integral multiple thereof. Subject to the limitations of the preceding sentence, the entire Loan may be terminated by Borrower in whole at any time upon five (5) days' prior written notice to the Lender.

                                  ARTICLE II
                              GENERAL PROVISIONS

     2.1  Use of Proceeds.  Borrower shall use the proceeds of the Loans to
          ---------------
retire indebtedness owed to Dundee Bancorp Inc. ("Dundee") arising under that certain Loan Agreement dated as of July 7, 1998 (the "Dundee Loan Agreement") and may use the remaining proceeds of the Loans solely for: (i) working capital, payment of aged payables and other general corporate purposes; (ii) to compensate investment managers of Borrower and its Subsidiaries; (iii) to make earnout payments to former shareholders of PMCIS pursuant to the terms of certain acquisition documents dated on or about September 24, 1997; (iv) to pay reasonable fees and costs of legal counsel of Borrower; or (v) to pay reasonable outstanding investment banking fees of Borrower.

     2.2  Payment Procedures.  All payments of principal, interest, and fees
          ------------------
hereunder shall be made in immediately available funds to the Lender at the Lender's address specified pursuant to Section 9.7 hereof by 12:00 p.m., Milwaukee, Wisconsin time on the date when due.

     2.3  Record keeping.  The Lender shall record in its records the date and
          --------------
amount of each Loan and each repayment of such Loan. The aggregate amounts so recorded shall be rebuttable presumptive evidence of the principal and interest owing and unpaid on the Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of Borrower under this Agreement or under the Note to repay the principal amount of the Note together with all interest accruing thereon.

     2.4  Application of Payments.  (a)  Except as provided herein to the
          -----------------------
contrary, all payments of principal, interest and fees under this Agreement and the Note shall be made to the Lender for the account of the Lender and the holder of the Note then outstanding, as appropriate, in respect of amounts then due hereunder, and any portion of the Note so paid shall not be considered outstanding for any purpose after the date of such payment.

     (b) All payments received by the Lender under this Agreement shall be applied first, to the payment in full of all fees, costs and expenses under this Agreement and the other Credit Documents to be delivered by Borrower and the Subsidiaries to the Lender pursuant to this Agreement; second, to payments of interest required under this Agreement; and third, to payments of the principal amounts required under this Agreement.

                                  ARTICLE III
                                  CONDITIONS

     3.1  Deliveries at Closing.  This Agreement shall become effective on the
          ---------------------
date that the Lender shall have received each of the following:

          (a) the Note, executed by Borrower and dated the Closing Date;

          (b) the Guarantees, executed by PMC, PMCIS and PTS, dated the Closing Date;

          (c) the Security Agreements, executed by Borrower, PMC, PMCIS and PTS, dated the Closing Date, together with UCC financing statements;

          (d) a certificate, signed by a duly authorized officer of Borrower and PMC, PMCIS and PTS, dated the Closing Date, as to: (i) the incumbency and signature of the officers of Borrower or the Subsidiary, as the case may be, who have signed or will sign this Agreement and the other Credit Documents to which it is a party; (ii) the adoption and continued effect of resolutions of Borrower or the Subsidiary, as the case may be, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party; and (iii) the accuracy and completeness of attached copies of the articles or certificate of incorporation and bylaws of Borrower or the Subsidiary, as the case may be, as amended to date;

          (e) a certificate, signed by a duly authorized officer of Borrower, stating that on the Closing Date, after giving effect to all amounts outstanding hereunder: (i) no Default or Event of Default has occurred and is continuing; and (ii) the representations and warranties contained in this Agreement are true and correct as of such Closing Date;

          (f) a certificate of the Colorado Secretary of State of recent date as to the existence and good standing of Borrower, Portfolio Management Consultants, inc. and Portfolio Technology Services, Inc.;

          (g) a certificate of the Delaware Secretary of State of recent date as to the existence and good standing of PMC Investment Services, Inc.;

          (h) an opinion letter from Holme Roberts & Owen LLP, counsel to Borrower and the Subsidiaries, in substantially the form of Exhibit D attached to this Agreement; and

          (i) such additional supporting documents and materials as Lender may reasonably request on or before the Closing Date.

     3.2  Deliveries Following Closing.  Within five (5) calendar days of the
          ----------------------------
Closing Date, Borrower shall deliver insurance certificates from Borrower, PMC, PMCIS and PTS' insurance brokers in form and substance satisfactory to Lender as to all insurance covering the Collateral and naming the Lender and, if appropriate, Dundee as an additional insured and lender loss payee thereunder.


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to the Lender that, except as set forth on the applicable schedules hereto:

     4.1  Organization and Qualification.  Each of Borrower and the Subsidiaries
          ------------------------------
is a corporation duly and validly organized and existing under the Laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, other than in those jurisdictions where the failure to have such authority would not reasonably be expected to have a Material Adverse Effect.

     4.2  Financial Statements.  All of the financial statements of Borrower and
          --------------------
the Subsidiaries heretofore furnished to the Lender by Borrower are accurate and complete and fairly present in all material respects the financial condition and the results of operations of Borrower and the Subsidiaries for the periods covered thereby and as of the relevant dates thereof, all in accordance with generally accepted accounting principles applied on a consistent basis, subject in the case of interim financial statements to audit and year-end adjustments. There has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrower or any Subsidiary since the date of the latest of such financial statements not previously disclosed in writing to the Lender (including in any schedules to that certain Agreement and Plan of Merger of even date herewith by and between the Borrower and the Lender (the "Merger Agreement")). Borrower has no knowledge of any material liabilities of any nature of Borrower or any Subsidiary not previously disclosed in writing to the Lender (including in any schedules to the Merger Agreement).

     4.3  Authorization; Enforceability.  The making, execution, delivery and
          -----------------------------
performance of this Agreement and the other Credit Documents to which it is a party by Borrower, PMC, PTS and PMCIS have been duly authorized by all necessary corporate action of Borrower and such Subsidiary. This Agreement and the other Credit Documents to which it is a party are the valid and binding obligations of Borrower, PMC, PTS and PMCIS, enforceable against them in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally or by general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

     4.4  Absence of Conflicting Obligations.  The making of the Note, and the
          ----------------------------------
execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party by Borrower, PMC, PTS and PMCIS do not violate any presently existing provision of Law or the articles or certificate of incorporation or bylaws of Borrower or any such Subsidiary, as the case may be, or any agreement to which Borrower or any such Subsidiary is a party or by which Borrower or any such Subsidiary or any of their assets is bound except for the Dundee Loan Agreement, with respect to which a waiver from Dundee will be obtained in connection with the transactions contemplated by this Agreement, and except for any such violations that would not reasonably be expected to have a Material Adverse Effect.

     4.5  Taxes.  Borrower and each Subsidiary has filed all federal, state,
          -----
foreign and local tax returns which were required to be filed (subject to any valid extensions of the time for filing), and has paid, or made provision for the payment of, all taxes owed by it, and no tax deficiencies have been assessed or, to Borrower's knowledge, proposed against Borrower or any Subsidiary.

     4.6  Absence of Litigation.  Except as set forth on Schedule 4.6, neither
          ---------------------
Borrower nor any Subsidiary is a party to, and so far as is known to Borrower there is no threat of, any litigation or administrative proceeding which would, if adversely determined, have a Material Adverse Effect.

     4.7  Accuracy of Information.  All information, certificates or statements
          -----------------------
by Borrower or any Subsidiary given in, or pursuant to, this Agreement (whether in writing, by electronic messaging or otherwise) shall be accurate, true and complete when given in all material respects.

     4.8  Title to Property.  Except as set forth on Schedule 4.8, Borrower and
          -----------------
each Subsidiary has good title to, or a valid leasehold interest in, or a valid license to use, all assets and properties necessary to conduct its respective business as now conducted, and there are no Liens on any of the assets or properties of Borrower or any Subsidiary other than Permitted Liens. Borrower and each Subsidiary has all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, reasonably necessary to conduct its respective business as now conducted, and neither Borrower nor any Subsidiary knows of any conflict with or violation of any valid rights of others with respect thereto.

     4.9  ERISA.  Borrower does not have any knowledge that any Plan is in
          -----
noncompliance with the applicable provisions of ERISA or the Internal Revenue Code. Except as set forth on Schedule 4.9, Borrower does not have any knowledge of any pending or threatened litigation or governmental proceeding or investigation against or relating to any Plan, nor any knowledge of any reasonable basis for any proceedings, claims or actions against or relating to any Plan. Borrower does not have any knowledge that it has incurred any "accumulated funding deficiency" within the meaning of Section 302(a)(2) of ERISA in connection with any Plan. Borrower does not have any knowledge that there has been any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) with respect to any Plan, or that Borrower has incurred any liability to the PBGC under Section 4062 of ERISA in connection with any Plan. Notwithstanding any provision to the contrary contained in this Section 4.9, Borrower shall not be deemed to be in default hereunder solely by reason of Borrower's failure to be in compliance with the warranties contained in this
Section 4.9 so long as the sum of (i) the cost of complying with the warranties contained in this Section 4.9 plus (ii) all fines, penalties, fees and other costs resulting from such noncompliance would not reasonably be expected to have a Material Adverse Effect.

     4.10 Compliance With Laws.  Except as set forth on Schedule 4.10, Borrower
          --------------------
and each Subsidiary is in compliance with all Laws to which Borrower or such Subsidiaries are subject, other than such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

     4.11 Regulation U.  No part of the proceeds of the Loans will be used,
          ------------
directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     4.12 Subsidiaries.  Borrower has no Subsidiaries, other than Portfolio
          ------------
Management Consultants, Inc., Portfolio Technology Services, Inc., Portfolio Brokerage Services, Inc. and PMC Investment Services, Inc.

     4.13 Full Disclosure.  No information, exhibit or report furnished by
          ---------------
Borrower or any Subsidiary to the Lender in connection with the negotiation or execution of this Agreement contained any material misstatement of fact as of the date when made or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date when made.

     4.14 Absence of Default.  Except as disclosed on Schedule 4.14 hereto,
          ------------------
neither Borrower nor any Subsidiary is in default under any note, loan agreement, indenture, lease, mortgage, security agreement or other contractual obligation binding upon such party, other than for such defaults as would not reasonably be expected to have a Material Adverse Effect.


                                   ARTICLE V
                              NEGATIVE COVENANTS

     From and after the date of this Agreement and until the entire amount of principal of and interest due on the Loans, and all other fees and payments due under this Agreement and the other Credit Documents are paid in full, Borrower shall not, and shall not suffer, cause or permit any Subsidiary to, without the prior written consent of the Lender:

     5.1  Liens.  Incur, create, assume or permit to be created or allow to
          -----
exist any Lien upon or in any of its assets or properties, except Permitted
Liens.

     5.2  Indebtedness.  Incur, create, assume, permit to exist, guarantee,
          ------------
endorse or otherwise become directly or indirectly or contingently responsible or liable for any Indebtedness, except Permitted Indebtedness.

     5.3  Consolidation or Merger.  Except in a transaction with an Affiliate of
          -----------------------
the Lender, consolidate with or merge into any other Person, or permit another Person to merge into Borrower or any Subsidiary, or acquire substantially all of the assets of any other Person, whether in one or a series of transactions.

     5.4  Disposition of Assets.  Sell, lease, assign, transfer or otherwise
          ---------------------
dispose of all or substantially all of Borrower or any Subsidiary's now owned or hereafter acquired assets or properties, other than (i) sales of inventory in the ordinary course of business and (ii) dispositions of assets in an aggregate amount not to exceed $50,000 (provided that the foregoing limitation shall not apply if Borrower or the Subsidiary, as the case may be, has entered into a binding agreement to purchase replacement assets having equal or greater value for delivery not later than sixty (60) days after the date of such sale, lease or disposition).

     5.5  Sale and Leaseback.  Enter into any agreement, directly or indirectly,
          ------------------
to sell or transfer any real or personal property used in Borrower or a Subsidiary's business and thereafter to lease back the same or similar property.

     5.6  Investments.  Make any Investment in or to other Persons, except
          -----------
Permitted Investments.

     5.7  Restricted Payments.  Other than with respect to the repurchase of
          -------------------
outstanding warrants of Borrower (up to aggregate amount of $10,000):

          (a) Declare or pay any dividends or distributions; or

          (b) purchase, redeem, or otherwise acquire for value Borrower or any Subsidiary's capital stock now or hereafter outstanding; or

          (c) make any distribution of assets to Borrower or any Subsidiary's shareholders, whether in cash, assets or in obligations of Borrower or such Subsidiary; or

          (d) allocate or otherwise set apart any sum for payment of any dividend or distribution on, or for the purchase or redemption of, any shares of Borrower or any Subsidiary's capital stock.

     5.8  Transactions with Affiliates.  Engage in any transaction with an
          ----------------------------
Affiliate on terms materially less favorable to Borrower or a Subsidiary, as the case may be, than would be available at the time from a Person who is not an Affiliate.

     5.9  Loans and Advances.  Make any loan or advance to any Person, except
          ------------------
(i) extensions of credit in the ordinary course of business by Borrower and its Subsidiaries to its customers; (ii) advances to officers and employees of Borrower and its Subsidiaries for travel and other expenses in the ordinary course of business; and (iii) intercompany loans between Borrower and any Subsidiary; provided, however, that in no event whatsoever shall Borrower or any Subsidiary make any loans or advances to Portfolio Brokerage Services, Inc. in an amount representing a net increase greater than $150,000 over the amount stated on the Borrower's financial statements dated September 30, 1998, without the written permission of an officer of the Lender.

     5.10 Guarantees.  Guarantee the Indebtedness of any Person, except for: (i)
          ----------
the Guarantees, (ii) the endorsement of instruments for deposit or collection in the ordinary course of business and (iii) guaranties made pursuant to the Dundee Loan Agreement.

     5.11 Subsidiaries.  Form any Subsidiary, other than Portfolio Management
          ------------
Consultants, Inc., Portfolio Technology Services, Inc., PMC Investment Services, Inc., and Portfolio Brokerage Services, Inc.

                                  ARTICLE VI
                             AFFIRMATIVE COVENANTS

     From and after the date of this Agreement and until the entire amount of principal of and interest due on the Loans, and all other fees and payments due under this Agreement and the other Credit Documents are paid in full:

     6.1  Payment.  Borrower shall timely pay or cause to be paid the principal
          -------
of and interest on the Loans and all other amounts due under this Agreement and Borrower, PMC, PTS and PMCIS shall timely pay all amounts due under the other Credit Documents to which it is a party.

     6.2  Corporate Existence; Properties; Insurance.  Borrower and each
          ------------------------------------------
Subsidiary shall: (a) maintain its existence; (b) conduct its business substantially as now conducted; (c) maintain all assets (other than assets no longer used or useful in the conduct of its business) in good repair, working order and condition, ordinary wear and tear excepted; (d) maintain accurate records and books of account in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods; and (e) maintain insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business and as otherwise required by Section 3.1(h) hereof.

     6.3  Licenses.  Borrower and each Subsidiary shall maintain in good
          --------
standing and in full force and effect each license, permit and franchise granted or issued by any federal, state or local governmental agency or regulatory authority that is reasonably necessary to Borrower or such Subsidiary's business.

     6.4  Reporting Requirements.  Borrower shall furnish to Lender such
          ----------------------
information respecting the business, assets and financial condition of Borrower and its Subsidiaries as the Lender may reasonably request and, without request:

          (a) Promptly upon the furnishing thereof to the shareholders of Borrower, copies of all financial statements, reports and proxy statements so furnished;

          (b) Promptly upon filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Borrower or any Subsidiary files with the Securities and Exchange Commission; and

          (c) Such other information as the Lender may from time to time reasonably request.

     6.5  Taxes.  Borrower and each Subsidiary shall pay all taxes and
          -----
assessments prior to the date on which penalties attach thereto, except for any tax or assessment which is either not delinquent or which is being contested in good faith and by proper proceedings and against which adequate reserves have been provided.

     6.6  Inspection of Properties and Records.  Subject to the terms of that
          ------------------------------------
certain confidentiality agreement between Borrower and Lender, Borrower, PMC, PTS and PMCIS shall permit the Lender or its agents or representatives to inspect any of the properties, books and financial records of Borrower and such Subsidiary, to examine and make copies of the books of accounts and other financial records of Borrower, and to discuss the affairs, finances and accounts of Borrower and such Subsidiary with, and to be advised as to the same by, Borrower's representatives at such reasonable times and intervals as the Lender may designate.

     6.7  Reference in Financial Statements.  Borrower shall include, or cause
          ---------------------------------
to be included, a general reference to this Agreement in all financial statements of Borrower which are furnished to financial reporting services, creditors and prospective creditors.

     6.8  Compliance with Laws.  Except as disclosed on Schedule 6.8, Borrower
          --------------------
and each Subsidiary shall: (a) comply with all applicable Environmental Laws and orders of regulatory and administrative authorities with respect thereto; and
(b) comply with all other Laws applicable to Borrower and its Subsidiaries or any of their respective assets or operations, in each case, other than for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

     6.9  Compliance with Agreements.  Except as disclosed on Schedule 6.9,
          --------------------------
Borrower, PMC, PTS and PMCIS shall perform and comply in all respects with the provisions of any agreement (including without limitation any collective bargaining agreement), license, regulatory approval, permit and franchise binding upon Borrower, such Subsidiary, or any of its assets or properties, other than for such nonperformance or noncompliance as would not reasonably be expected to have a Material Adverse Effect.

     6.10 Notices.  Borrower shall:
          -------

          (a) as soon as possible and in any event within five (5) Business Days after becoming aware of the occurrence of any Default or Event of Default, notify the Lender in writing of such Default or Event of Default and set forth the details thereof and the action which is being taken or proposed to be taken by Borrower with respect thereto;

          (b) promptly notify the Lender of the commencement of any litigation or administrative proceeding that would cause the representation and warranty of Borrower contained in Section 4.6 of this Agreement to be untrue;

          (c) promptly notify the Lender (i) of the occurrence of any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) that has occurred with respect to any Plan, and (ii) of the institution by the PBGC or Borrower of proceedings under Title IV of ERISA to terminate any Plan;

          (d) promptly notify the Lender, and provide copies, immediately upon receipt, of any notice, pleading, citation, indictment, complaint, order or decree from any federal, state or local government agency or regulatory body, or any other source, asserting or alleging a circumstance or condition that requires or may require a financial contribution by Borrower or any Subsidiary under Environmental Laws or an investigation, clean-up, removal, remedial action or other response by or on the part of Borrower or any Subsidiary under Environmental Laws or which seeks damages or civil, criminal or punitive penalties from or against Borrower or any Subsidiary for an alleged violation of Environmental Laws;

          (e) notify the Lender at least thirty (30) days prior to any change of Borrower or any Subsidiary's name or its respective principal business address; and

          (f) promptly notify the Lender of the commencement of any investigation, litigation, or administrative or regulatory proceeding by, or the receipt of any notice, citation, pleading, order, decree or similar document issued by, any federal, state or local governmental agency or regulatory authority that results in, or may result in, the termination or suspension of any license, permit or franchise reasonably necessary to Borrower or any Subsidiary's business, or that imposes, or may result in the imposition of, a fine or penalty in excess of $100,000 in the aggregate.


                                  ARTICLE VII
                                   REMEDIES

     7.1  Acceleration.
          ------------

          (a) Upon the occurrence of an Automatic Event of Default, then, without notice or action of any kind by the Lender, the Lender's obligation to make any Loans hereunder shall immediately terminate and the entire disbursed unpaid principal of, and accrued interest on, the Note, and any other amount due under this Agreement and all other Credit Documents to which it is a party by Borrower or a Subsidiary, as the case may be, pursuant to or in connection herewith or therewith shall be automatically and immediately due and payable.

          (b) Upon the occurrence of a Notice Event of Default the Lender's obligation to make any Loans hereunder shall immediately terminate and the Lender, upon written notice and demand to Borrower, may declare the entire disbursed unpaid principal of, and accrued interest on, the Note, and any other amount due under this Agreement, and all other Credit Documents to which it is a party by Borrower or a Subsidiary, as the case may be, pursuant to or in connection herewith or therewith immediately due and payable.

     7.2  Remedies Not Exclusive.  No remedy herein conferred upon the Lender is
          ----------------------
intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or any Credit Documents to which it is a party by Borrower or a Subsidiary, as the case may be, pursuant to or in connection herewith or therewith, or now or hereafter existing at law or in equity. No failure or delay on the part of the Lender in exercising any right or remedy shall operate as a waiver thereof nor shall any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right or remedy.

     7.3  Setoff.  Borrower agrees that the Lender shall have all rights of
          ------
setoff provided by applicable Law, and in addition thereto, Borrower agrees that if at any time any payment or other amount owing by Borrower or any Subsidiary under this Agreement or any other Credit Document to which it is a party is then due to the Lender, the Lender may apply to the payment of such payment or other amount any and all balances, credits, deposits, accounts or moneys of Borrower or any Subsidiary then or thereafter with the Lender.


                                 ARTICLE VIII
                                  DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings specified:

     8.1  Affiliate shall mean any Person:  (a) that directly or indirectly
          ---------
controls, or is controlled by, or is under common control with Borrower; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of Borrower; (c) ten percent (10%) or more of the voting stock of which Person is directly or indirectly beneficially owned or held by Borrower; (d) that is an officer or director of Borrower; (e) of which an Affiliate is an officer or director; or (f) who is related by blood, adoption or marriage to an Affiliate. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     8.2  Agreement shall mean this Credit Agreement, together with the Exhibits
          ---------
and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

     8.3  Automatic Event of Default shall mean any one or more of the
          --------------------------
following:

          (a) Borrower or any Subsidiary shall make a general assignment for the benefit of creditors or to an agent authorized to liquidate all or substantially all of its assets; or

          (b) Borrower or any Subsidiary shall become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code, or shall file a petition in bankruptcy, for reorganization or to effect a plan or other arrangement with creditors; or

          (c) Borrower or any Subsidiary shall have a petition or application filed against it in bankruptcy or any similar proceeding, or shall have such a proceeding commenced against it, and such petition, application or proceeding shall remain undismissed for a period of sixty (60) days or more, or Borrower or any Subsidiary shall file an answer to such a petition or application, admitting the material allegations thereof; or

          (d) Borrower or any Subsidiary (i) shall apply to a court for the appointment of a receiver or custodian for any substantial portion of its assets or properties, or (ii) shall have a receiver or custodian appointed for any substantial portion of its assets or properties, with or without consent, and such receiver shall not be discharged within sixty (60) days after his appointment; or

          (e) Borrower or any Subsidiary shall adopt a plan of dissolution or liquidation of all or substantially all of its assets; or

          (f) An "Event of Default" (as that term is defined in the Dundee Loan Agreement) shall have occurred under or in respect of the Dundee Loan Agreement (after giving effect to grace or cure periods, if any, provided under such Agreement).

     8.4  Borrower shall mean PMC International, Inc.
          --------

     8.5  Borrowing Date shall mean each date on which a Loan is made to
          --------------
Borrower.

     8.6  Business Day shall mean any day other than a Saturday, Sunday, public
          ------------
holiday or other day when commercial banks in Wisconsin are authorized or required by Law to close.

     8.7  Closing shall mean the consummation of the transactions contemplated
          -------
by this Agreement.

     8.8  Closing Date shall mean November 3, 1998.
          ------------

     8.9  Collateral shall have the meaning specified in each of the Security
          ----------
Agreements.

     8.10 Credit Documents shall mean this Agreement, the Note, the Guarantees,
          ----------------
the Security Agreements, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

     8.11 Default shall mean any event which would constitute an Event of
          -------
Default but for the requirement that notice be given or time elapse or both.

     8.11A Dundee shall have the meaning set forth in Section 2.1.
           ------

     8.11B Dundee Loan Agreement shall have the meaning specified in Section 2.1
           ---------------------

     8.12 Environmental Laws shall mean all Laws, judgments, decrees, permits,
          ------------------
licenses, agreements and other governmental restrictions, now or at any time hereafter in effect, relating to (a) the emission, discharge or release of pollutants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances, materials or wastes into the environment, or (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes, or (c) the investigation, clean-up or remediation thereof. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

     8.13 ERISA shall mean the Employee Retirement Income Security Act of 1974,
          -----
as amended and as in effect from time to time.

     8.14 Event of Default shall mean any Automatic Event of Default or any
          ----------------
Notice Event of Default.

     8.14A Guarantees shall mean those certain Unlimited Guarantees executed by
           ----------
each of PMC, PTS and PMCIS in the form of Exhibit A attached hereto, as the same may be amended from time to time.

     8.15 Indebtedness shall mean all liabilities or obligations of Borrower or
          ------------
any Subsidiary, whether primary or secondary or absolute or contingent: (a) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations and accrued expenses, in each case incurred in the ordinary course of business, which are not the result of any borrowing); (b) as lessee under leases that have been or should be capitalized according to generally accepted accounting principles; (c) evidenced by notes, bonds, debentures or similar obligations; or (d) secured by any Liens on assets of Borrower or any Subsidiary, whether or not the obligations secured have been assumed by Borrower or such Subsidiary.

     8.16 [Reserved].

     8.17 Investment shall mean:  (a) any transfer or delivery of cash, stock or
          ----------
other property or value by such Person in exchange for Indebtedness, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; and (d) any investment in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

     8.18 Law shall mean any federal, state, local or other law, rule,
          ---
regulation or governmental requirement of any kind, and the rules, regulations, written interpretations and orders promulgated thereunder.

     8.19 Lender shall mean The Ziegler Companies, Inc.
          ------

     8.20 Lien shall mean, with respect to any asset:  (a) any mortgage, pledge,
          ----
lien, charge, security interest or encumbrance of any kind in respect of such asset; or (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

     8.21 Loans shall have the meaning specified in Section 1.1.
          -----

     8.22 Material Adverse Effect shall mean a material adverse effect on (a)
          -----------------------
the business, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower or any Subsidiary to perform its obligations, when such obligations are required to be performed, under this Agreement or any of the other Credit Documents to which it is a party or (c) the validity or enforceability of the obligations of Borrower and any Subsidiary under this Agreement or any of the other Credit Documents or the rights or remedies of the Lender hereunder or thereunder.

     8.23 Maximum Amount shall have the meaning specified in Section 1.1.
          --------------

     8.24 [Reserved].

     8.25 Obligations shall mean, without duplication, all of the obligations of
          -----------
Borrower to the Lender (including the obligations to pay the principal amount of or interest on the Loans and to pay certain expenses and the obligations arising in connection with various indemnities) whenever arising, under this Agreement or any of the Credit Documents.

     8.26 Note shall mean that certain promissory note from Borrower payable to
          ----
the order of the Lender in the form of Exhibit B attached to this Agreement.

     8.27 Notice Event of Default shall mean any one or more of the following:
          -----------------------

          (a) Borrower or any Subsidiary shall fail to pay when due any installment of the disbursed principal of, or interest on, the Note or any expense or other amount due under this Agreement or any other Credit Document to which it is a party; or

          (b) there shall be a default in the performance or observance of any of the covenants and agreements contained in Article V or Section 6.2(a) of this Agreement; or

          (c) there shall be a default in the performance or observance of any of the other covenants, agreements or conditions contained in this Agreement or any other Credit Document, and such default shall have continued for a period of ten (10) Business Days after written notice from the Lender to Borrower specifying such default and requiring it to be remedied; or

          (d) any representation or warranty made by Borrower or any Subsidiary in this Agreement or in any other Credit Document to which it is a party or financial statement delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect as of the time when made or given; or

          (e) any final judgment shall be entered against Borrower or any Subsidiary which, when aggregated with other final judgments against Borrower and its Subsidiaries, exceeds $100,000 in the aggregate, and shall remain outstanding and unsatisfied, unbonded or unstayed after thirty (30) days from the date of entry thereof; provided that no final judgment shall be included in the calculation under this subsection to the extent that the claim underlying such judgment is covered by insurance and the defense of such claim has been tendered to and accepted by the insurer without reservation; or

          (f) (i) any Reportable Event (as defined in ERISA) shall have occurred which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or Borrower or any trade or business which together with Borrower would be treated as a single employer under Section 4001 of ERISA shall withdraw in whole or in part from a multiemployer Plan, and (ii) the aggregate amount of Borrower's liabilities for all such occurrences, whether to a Plan, the PBGC or otherwise, is reasonably likely to have a Material Adverse Effect, and such liability is not covered for the benefit of Borrower by insurance.

     8.28 PBGC shall mean Pension Benefit Guaranty Corporation or any entity
          ----
succeeding to any or all of its functions under ERISA.

     8.29 Permitted Indebtedness shall mean:  (a) Indebtedness of Borrower or
          ----------------------
any Subsidiary to the Lender; (b) unsecured accounts payable and other unsecured obligations (including aged payables) of Borrower or a Subsidiary incurred in the ordinary course of business of Borrower or such Subsidiary and not as a result of any borrowing; (c) Indebtedness arising out of the lease or purchase of goods constituting equipment and either unsecured or secured only by a purchase money security interest securing such purchase money indebtedness in an amount which does not exceed $100,000 at any time outstanding in the aggregate for Borrower and its Subsidiaries; (d) Indebtedness outstanding as of the Closing Date, and shown on the financial statements referred to in Section 4.2 hereof, provided that such Indebtedness shall not be renewed, extended or increased; and (e) other Indebtedness of Borrower and its Subsidiaries which does not exceed $150,000 in the aggregate at any time outstanding.

     8.30 Permitted Investments shall mean:
          ---------------------

          (a) Investments in prime commercial paper, rated either P-1 by Moody's Investors Service or A-1 by Standard & Poor's Corporation, maturing within thirty (30) days of the date of acquisition, certificates of deposit, overnight bank deposits and bankers acceptances (each with a maturity of one year or less), or in commercial bank accounts of any commercial bank having capital and surplus in excess of $100,000,000;

          (b) Investments in obligations of a governmental body, rated "A" or better, or fully guaranteed or insured by the United States or any agency thereof, in each case maturing within one year of the date of acquisition;

          (c) endorsement of instruments for deposit or collection in the ordinary course of business; and

          (d) subject to the restrictions set forth in Section 5.9, intercompany loans and advances.

     8.31 Permitted Liens shall mean:
          ---------------

          (a) Liens in favor of the Lender; and

          (b) Liens for taxes, assessments, or governmental charges, or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; and

          (c) easements, restrictions, minor title irregularities and similar matters which have no Material Adverse Effect as a practical matter upon the ownership and use of the affected property; and

          (d) Liens or deposits in connection with workers' compensation, unemployment insurance, social security, ERISA or similar legislation or to secure customs' duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of borrowed money) or deposits required by law as a condition to the transaction of business or other liens or deposits of a like nature made in the ordinary course of business; and

          (e) A purchase money security interest securing Indebtedness permitted to be outstanding or incurred under Section 8.29(c); and

          (f) Liens incurred in connection with Permitted Indebtedness, provided that no such Lien shall be amended to cover any additional property after the Closing Date and the amount of Indebtedness secured thereby shall not be increased; and

          (g) attachment or judgment Liens, where the attachment or judgment which gave rise to such Liens does not constitute an Event of Default hereunder; and

          (h) landlords' or warehousemen's Liens arising by operation of law;
and

          (i) lessors' interests under capitalized leases; and

          (j) liens in favor of Citywide Bank/Aurora National Bank pursuant to a promissory note and security agreement.

     8.32 Person shall mean and include an individual, partnership, corporation,
          ------
trust, unincorporated association and any unit, department or agency of government.

     8.33 Plan shall mean each pension, profit sharing, stock bonus, thrift,
          ----
savings and employee stock ownership plan established or maintained, or to which contributions have been made, by Borrower or any Subsidiary or any trade or business which together with Borrower would be treated as a single employer under Section 4001 of ERISA.

     8.34 Security Agreements shall mean those certain General Business Security
          -------------------
Agreements executed by Borrower, PMC, PMCIS and PTS in favor of the Lender as of the Closing Date, in the form of Exhibit C attached to this Agreement, as the same may be amended from time to time.

     8.35 Subsidiary shall mean: (i) on the Closing Date, Portfolio Management
          ----------
Consultants, Inc. ("PMC"), Portfolio Technology Services, Inc. ("PTS"), PMC Investment Services, Inc. ("PMCIS") and Portfolio Brokerage Services, Inc. and
(ii) any corporation, more than fifty percent (50%) of the outstanding stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the members of the board of directors of such corporation, other than stock having such power only by reason of the happening of a contingency) is owned by Borrower.

     8.36 Termination Date shall have the meaning specified in Section 1.1.
          ----------------

                                  ARTICLE IX

                                 MISCELLANEOUS

     9.1  Expenses and Attorneys' Fees.  Borrower shall pay all reasonable fees
          ----------------------------
and expenses incurred by the Lender, including the reasonable fees of counsel, in connection with the preparation, issuance, maintenance and amendment of this Agreement and all other Credit Documents to be executed, delivered and performed by Borrower or any Subsidiary pursuant to or in connection herewith or therewith, and the consummation of the transactions contemplated herein or therein, and the administration, protection and enforcement of the Lender's rights under this Agreement and all other Credit Documents to be executed, delivered and performed by Borrower or any Subsidiary pursuant to or in connection herewith or therewith, including without limitation the protection and enforcement of such rights in any bankruptcy, reorganization or insolvency proceeding involving Borrower or any Subsidiary and any and all proceedings after the entry of judgment hereon. Borrower further agrees to pay on demand all reasonable audit fees and accountants' fees incurred by the Lender in connection with the maintenance and enforcement of this Agreement and all other Credit Documents to be executed, delivered and performed by Borrower or any Subsidiary pursuant to or in connection herewith or therewith.

     9.2  Assignability; Successors.  The respective rights, liabilities and
          -------------------------
obligations of Borrower under this Agreement are not assignable or delegable, in whole or in part, without the prior written consent of the Lender. The Lender agrees that it shall not assign its respective rights, liabilities and obligations to any party that is not an Affiliate of the Lender without Borrower's prior written consent, which consent shall not be unreasonably withheld. The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties.

     9.3  Survival.  All covenants, agreements, representations and warranties
          --------
made in this Agreement or in any document delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the issuance of the Note, the delivery of any such document and the repayment of the Loans pursuant to the terms of this Agreement.

     9.4  Governing Law.  This Agreement and the other Credit Documents issued
          -------------
pursuant to or in connection herewith or therewith shall be governed by, and construed and interpreted in accordance with, the internal Laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

     9.5  Counterparts; Headings.  This Agreement may be executed in several
          ----------------------
counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

     9.6  Entire Agreement.  This Agreement and the other Credit Documents
          ----------------
referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement. This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

     9.7  Notices.  All communications or notices required or permitted by this
          -------
Agreement shall be in writing and shall be deemed to have been given (a) upon delivery if hand delivered, or (b) upon deposit in the United States mail, postage prepaid, or with a nationally recognized overnight commercial carrier, airbill prepaid, or (c) upon transmission if by facsimile, provided that such transmission is promptly confirmed by hand delivery, mail or as otherwise expressly provided herein, and each such communication or notice shall be addressed as follows, unless and until any party notifies the other in accordance with this Section of a change of address:

     If to Borrower:     PMC International, Inc.
                         555 17th Street, 14th Floor
                         Denver, Colorado 80202
                         Attention: President

     If to Lender:       The Ziegler Companies, Inc.
                         215 North Main Street
                         West Bend, Wisconsin 53095
                         Attention:      Dennis Wallestad
                                         Jeffrey Vredenbregt

     9.8  Amendment.  No amendment of this Agreement shall be effective unless
          ---------
in writing and signed by Borrower and the Lender.

     9.9  Taxes.  If any transfer or documentary taxes, assessments or charges
          -----
levied by any governmental authority shall be payable by reason of the execution, delivery or recording of this Agreement or any other Credit Document issued or delivered pursuant hereto or thereto, Borrower shall pay all such taxes, assessments and charges, including interest and penalties, and hereby indemnifies the Lender against any liability therefor.

     9.10 Accounting Terms.  All accounting terms used in this Agreement shall
          ----------------
be construed in accordance with generally accepted accounting principles consistent with those used in the preparation of the financial statements referred to in Section 4.2 hereof.

     9.11 Severability. Any provision of this Agreement which is prohibited or
          ------------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement in such jurisdiction or affecting the validity or enforceability of any provision in any other jurisdiction.

     9.12 Indemnification.  In consideration of the execution and delivery of
          ---------------
this Agreement by the Lender and the agreement to extend the credit provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold the Lender and each of the officers, directors, employees, agents and attorneys of the Lender (collectively, the "Lender Parties") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including without limitation, reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance, enforcement or administration of this Agreement or any other Credit Document executed or delivered in connection with this Agreement, or (b) the non-compliance by Borrower or any Subsidiary or by any property of Borrower or any Subsidiary with Environmental Laws or Borrower or a Subsidiary's liabilities under such Laws. To the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. All indemnities set forth in this Agreement shall survive the execution and delivery of this Agreement and the Note and the repayment of the Loans.

     9.13  Cross Collateral.  All of the Collateral shall serve as collateral
           ----------------
for all of the Obligations under this Agreement and all other Credit Documents executed in connection herewith and therewith, and Borrower hereby grants a security interest in the Collateral to the Lender, to the extent of Borrower's interest in the Collateral, to secure all such Obligations.

     9.14  Waiver of Jury Trial.  THE LENDER AND BORROWER HEREBY KNOWINGLY,
           --------------------
VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTE, THE SECURITY AGREEMENTS, OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE LENDER OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

     9.15  Conversion.  At the option of the Lender, the Note (for the then
           ----------
outstanding principal and, if desired by Lender, the then outstanding interest, in part or in whole, at the time of conversion or such lesser amount as selected by the Lender in a written notice to the Borrower) may be converted, in whole or in part, without expense to Lender, into Borrower's Common Stock, par value $.01, ("Common Stock"). The conversion price shall be $.60 for each share of Common Stock, subject to adjustment as set forth below ("Conversion Price").

     The Borrower hereby agrees that at all times the number of shares of Common Stock that will be delivered upon conversion shall be reserved for exercise. No fractional shares shall be issued upon conversion.

     The Lender, by virtue hereof, shall not be entitled to any rights of a stockholder in the Borrower, until the Note is converted in whole or in part.

     In case the Borrower shall effect a stock dividend, stock split or reverse stock split of the outstanding shares of Common Stock or Preferred Stock, the Conversion Price shall be proportionately decreased in the case of a stock dividend or stock split or increased in the case of a reverse stock split (on the date that such transaction shall become effective) by multiplying the Conversion Price in effect immediately prior to the stock dividend or stock split by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such stock dividend or stock split, and the denominator of which is the number of shares of Common Stock outstanding immediately after such stock dividend or stock split.

     In case of any consolidation or merger of the Borrower with or into another corporation (other than a merger with a subsidiary, in which merger the Borrower is the continuing corporation) or in the case of any sale or conveyance to another corporation of the property of the Borrower as an entirety or substantially as an entirety, the Borrower shall cause effective provision to be made so that the Note holder shall have the right thereafter, by exercising this Note, to purchase the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance as may be issued or payable with respect to or in exchange for the number of shares of the common stock of the Borrower theretofore purchasable upon the exercise of the Note had such consolidation, merger, sale or conveyance not taken place.
The foregoing provision shall similarly apply to successive consolidations, mergers, sales or conveyances.

     Notwithstanding anything to the contrary, the Borrower shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments, determined as above provided, shall have required a change of the Conversion Price by at least one cent, but when the cumulative net effect of more than one adjustment so determined shall be to change the actual Conversion Price by at least one cent, such change in the Conversion Price thereupon be given effect.



                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Credit Agreement as of the day and year first above written.

                              PMC INTERNATIONAL, INC.

                              By: /s/ C.R. Tucker
                                  ------------------------------
                              Title: CEO
                                     ---------------------------


                              THE ZIEGLER COMPANIES, INC.

                              By: /s/ Dennis Wallestad
                                  ------------------------------
                              Title: CFO
                                     ---------------------------